Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE	April 28, 2010
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Web site address: www.wintrust.com
WINTRUST FINANCIAL CORPORATION REPORTS
2010 FIRST QUARTER RESULTS
     LAKE FOREST, ILLINOIS—Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq WTFC) announced net income of $16.0 million or $0.41 per diluted common share for the quarter ended March 31, 2010. This compares with earnings of $6.4 million ($0.06 per diluted common share) for the first quarter of 2009 and $28.2 million ($0.90 per diluted common share) for the fourth quarter of 2009.
     Edward J. Wehmer, President and Chief Executive Officer, commented “We are pleased to report net income for the first quarter of 2010 of $16.0 million and stability in the level of non-performing loans since the end of the year. Our Company has recently had many positive developments, including expansion of the net interest margin, a slight decrease in the percentage of non-performing loans to total loans, good growth in our core customer deposit base, a strong pipeline of potential new lending relationships, a successful capital offering which improved our capital ratios and the recent acquisition of two banking operations in new, desirable markets through FDIC-assisted transactions.”
     Mr. Wehmer noted, “The Company’s net interest margin for the quarter increased to 3.38% from 3.10% in the fourth quarter of 2009, reflecting the positive results from deposit re-pricing and improved loan pricing. The increase in our net interest margin was accomplished despite a large amount of liquidity currently residing on our balance sheet which generates relatively little income. As we identify opportunities to re-deploy low yielding short-term liquidity assets into higher yielding loans we will do so, which could further enhance our net interest margin.”
     Commenting on credit, Mr. Wehmer said, “For the third consecutive quarter, total non-performing loans as a percentage of total loans declined and represented only 1.55% of the total loan portfolio at March 31, 2010. This level of non-performing loans compares very favorably to our local peer group. Other real estate owned increased $9 million as we took control of $20 million of properties and sold $11 million of properties since the end of the year.

During the first quarter, we recorded a provision for credit losses of $29 million and net charge-offs of $27 million. Our allowance for loan losses increased to $102 million or 1.13% of total loans. Adding our reserve for unfunded lending-related commitments and credit-related discounts on purchased loans brings the Company’s total credit reserves to $140 million or 1.54% of total loans.”
     Mr. Wehmer summarized, “We completed a very successful capital raise during the first quarter, netting $210 million in proceeds to the Company. This additional capital brings our total risk-based capital ratio to just under 15% at March 31, 2010. Strong capital ratios coupled with high levels of liquidity position Wintrust to continue to capitalize on the dislocation of assets and people in the marketplace. Our continued focus on increasing core earnings and clearing our balance sheet of problem assets will allow us to resume growth of our community banking franchise and to continue to participate in FDIC-assisted acquisitions as well as unassisted acquisitions of banks or other earning asset portfolios. These opportunities will all be evaluated for their long-term strategic value to the Company and done with a disciplined approach.”
     The Company’s total assets of $12.9 billion at March 31, 2010 increased $624 million from December 31, 2009 and $2.0 billion from March 31, 2009. Total deposits as of March 31, 2010 were $9.7 billion, a decrease of $192 million from December 31, 2009 and an increase of $1.1 billion from March 31, 2009. Total loans, including loans held for sale, were $9.2 billion as of March 31, 2010, an increase of $539 million over the $8.7 billion balance as of December 31, 2009 and an increase of $1.2 billion over March 31, 2009. See “Acquisitions” and “Securitizations” later in this document for additional explanations of loan balance changes between comparable periods. The Company’s loan portfolio is diversified amongst a wide variety of loan types. Please see the tables included in the remainder of this release for additional disclosures regarding the components of the commercial and commercial real estate portfolio, the allowance for credit losses and loan portfolio aging statistics.
     Total shareholders’ equity was $1.4 billion, or a book value of $34.76 per common share, at March 31, 2010, compared to $1.1 billion, or a book value of $32.64 per common share, at March 31, 2009.

     Wintrust’s key operating measures and growth rates for the first quarter of 2010 as compared to the sequential and linked quarters are shown in the table below:

				% or (4)	% or
				basis point (bp)	basis point (bp)
				change	change
	Three Months Ended			from	from
	March 31,	December 31,	March 31,	4th Quarter	1st Quarter
	2010	2009	2009	2009	2009
Net income	$16,017	$28,167	$6,358	(43)%	152%
Net income per common share – diluted	$0.41	$0.90	$0.06	(54)%	583%

Net revenue (1)	$138,472	$172,022	$101,209	(20)%	37%
Net interest income	$95,865	$86,934	$64,782	10%	48%
Net interest margin (2)	3.38%	3.10%	2.71%	28 bp	67 bp
Net overhead ratio (3)	1.33%	0.17%	1.53%	116 bp	(20) bp
Return on average assets	0.52%	0.92%	0.24%	(40) bp	28 bp
Return on average common equity	4.93%	10.97%	0.71%	(604) bp	422 bp

At end of period
Total assets	$12,839,978	$12,215,620	$10,818,941	21%	19%
Total loans	$9,070,562	$8,411,771	$7,841,447	32%	16%
Total loans, including loans held-for-sale	$9,226,611	$8,687,486	$8,060,154	25%	14%
Total deposits	$9,724,870	$9,917,074	$8,625,977	(8)%	13%
Total shareholders’ equity	$1,364,832	$1,138,639	$1,063,227	81%	28%

(1)	Net revenue is net interest income plus non-interest income.

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s average total assets. A lower ratio indicates a higher degree of efficiency.

(4)	Period-end balance sheet percentage changes are annualized.
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s web site at www.wintrust.com by choosing “Financial Reports” and then choosing “Supplemental Financial Info.”

Items Impacting Comparative Financial Results: Acquisitions, Securitization and
Stock Offerings/Regulatory Capital
Acquisitions
     On April 23, 2010, subsequent to quarter-end, the Company announced that two of its wholly-owned subsidiary banks, Northbrook Bank & Trust Company (“Northbrook”) and Wheaton Bank & Trust Company (“Wheaton”), in two FDIC-assisted transactions, had respectively acquired certain assets and liabilities and the banking operations of Lincoln Park Savings Bank (“Lincoln Park”) and Wheatland Bank (“Wheatland”). Lincoln Park operates four locations in Chicago, Illinois. Wheatland has one location in Naperville, Illinois. In summary:
     • Northbrook assumed the outstanding deposits of Lincoln Park for a premium of approximately 0.4% and acquired approximately $190 million of assets (subject to final adjustments) at a discount of approximately 10.7%. The acquired assets are subject to loss-sharing agreements with the FDIC, whereby Northbrook will share in losses and the FDIC will cover 80% of the losses of certain loans and foreclosed real estate at Lincoln Park.
     • Wheaton assumed the majority of the outstanding deposits of Wheatland for a premium of approximately 0.4% and acquired approximately $380 million of assets (subject to final adjustments) at a discount of approximately 16.0%. The acquired assets are subject to loss-sharing agreements with the FDIC, whereby Wheaton will share in losses and the FDIC will cover 80% of the losses of certain loans and foreclosed real estate at Wheatland.
     On July 28, 2009, the Company announced that its indirect, wholly-owned subsidiary, First Insurance Funding Corp. (“FIFC”) completed the purchase of a majority of the U.S. life insurance premium finance assets of A.I. Credit Corp. and A.I. Credit Consumer Discount Company (“the seller”), subsidiaries of American International Group, Inc. In doing so, FIFC acquired one of the largest life insurance premium finance portfolios in the industry, as well as certain other assets related to the life insurance premium finance business and assumed certain related liabilities. An aggregate unpaid principal balance of $949.3 million was purchased for $685.3 million in cash. At closing, a portion of the portfolio with an aggregate purchase price of approximately $230 million was placed in escrow, pending the receipt of required third party consents. During the first quarter of 2010, based upon receipt of consents, the escrow was terminated and remaining funds released to the seller and FIFC.
     Also, as a part of this purchase, $84.4 million of additional life insurance premium finance assets were available for future purchase by FIFC subject to satisfying certain conditions. On October 2, 2009, the conditions were satisfied in relation to the majority of the additional life insurance premium finance assets that were available for purchase and FIFC purchased $83.4 million of the $84.4 million of life insurance premium finance assets available for an aggregate purchase price of $60.5 million.
     Both purchases were accounted for as a single business combination as required by Accounting Standards Codification (ASC) 805 Business Combinations (“ASC 805”), which became effective for the Company beginning on January 1, 2009. Under ASC 805 a gain is recorded equal to the amount by which the fair value of net assets purchased exceeded the purchase price.
     The Company recognized a $10.9 million gain in the first quarter of 2010, a $43.0 million gain in the fourth quarter of 2009 and a $113.1 million gain in the third quarter of 2009, relating to the loans it acquired for which required third party consents were obtained. As of March 31, 2010, the full amount of bargain purchase gain has been recognized into income. This gain is shown as a component of non-interest income on our statement of income.
     The difference between the fair value of the loans acquired and the outstanding principal balance of these loans at the date of purchase represented a discount of $121.8 million and is comprised of two components, an accretable component totaling $80.5 million and a non-accretable component totaling $41.3 million. The accretable component will be recognized into interest income using the effective yield method over the estimated remaining life of the loans. The non-accretable portion will be evaluated each quarter and if the loans’ credit related conditions improve, a portion will be transferred to the accretable component and accreted over future periods. In the event a specific loan prepays in whole, any remaining accretable and non-accretable discount is recognized in income immediately. If credit related conditions deteriorate, an allowance related to these loans will be established as part of our provision for loan losses. The impact related to this transaction is included in Wintrust’s consolidated financial results only since the effective date of acquisition. The “Purchased Loan Portfolio – Summary of Acquisitions” table in the Non-Interest Income section presented later in this document displays the status of the remaining discounts as of March 31, 2010.
     On April 20, 2009, Wayne Hummer Asset Management Company completed its purchase and assumption of certain assets and liabilities of Advanced Investment Partners, LLC (“AIP”). AIP is an investment management firm specializing in the active management of domestic equity investment strategies. The impact related to the AIP transaction is included in Wintrust’s consolidated financial results only since the effective date of acquisition.

Securitization
Sale of Loans
     On September 11, 2009, Wintrust’s indirect, wholly-owned subsidiary, FIFC Premium Funding I, LLC (the “Issuer”), sold $600,000,000 aggregate principal amount of its Series 2009-A Premium Finance Asset Backed Notes, Class A (the “Notes”). The Notes were issued in a securitization transaction sponsored by First Insurance Funding Corp. At the time of closing, the securitization was an off-balance sheet financing transaction for the Company.
     The Notes bear interest at an annual rate equal to one-month LIBOR plus 1.45% and have an expected average term of 2.93 years; provided, however, that the entire unpaid balance of the Notes shall be due and payable in full on February 17, 2014. At the time of issuance, the Notes were eligible collateral under the Federal Reserve Bank of New York’s Term Asset-Backed Securities Loan Facility (“TALF”). The Notes are rated Aaa by Moody’s and AAA by Standard & Poor’s. The Issuer’s obligations under the Notes are secured by revolving loans made to buyers of property and casualty insurance policies to finance the related premiums payable by the buyers to the insurance companies for the policies. The premium finance loans will be transferred from time to time by FIFC to FIFC Funding I, LLC (the “Depositor”) and by the Depositor to the Issuer.
Change in Accounting Treatment
     At March 31, 2009, prior to the existence of the securitization facility, all premium finance loans held by the Company were reflected as loans on its balance sheet. At December 31, 2009, with the securitization facility in place, approximately $594 million of commercial premium finance loans were held in the securitization facility and were not reflected on the Company’s balance sheet. In accordance with newly applicable accounting guidance, and as anticipated by the Company, effective January 1, 2010 the securitization facility was recorded on the balance sheet of the Company as a secured borrowing. As a result of this new guidance, the Company’s balance sheet at March 31, 2010 reflects all loans currently outstanding in the securitization facility (approximately $567 million), the $600 million of secured borrowing notes issued to the securitization investors and the over-collateralization and retained interest components (primarily cash equivalents).

Stock Offerings/Regulatory Capital
     On March 9, 2010, the Company announced the closing of its public offering of 5.8 million shares of common stock at $33.25 per share. The Company received net proceeds of approximately $182.9 million, after deducting underwriting discounts and commissions and estimated offering expenses. On March 16, 2010, the Company’s underwriters, who were granted a 30-day option to purchase up to an additional 870,000 shares at $33.25 per share to cover over-allotments, fully exercised this option for additional net proceeds of approximately $27.5 million, after deducting underwriting discounts and commissions and estimated offering expenses. In total, the Company sold 6.67 million shares for net proceeds of approximately $210.3 million. As of March 31, 2010, the Company’s estimated capital ratios improved to 14.9% for total risk-based capital, 13.3% for tier 1 capital and 10.8% for leverage. Additionally, the Company’s tangible common equity ratio improved to 6.3% at March 31, 2010.
Financial Performance Overview – First Quarter of 2010
     For the first quarter of 2010, net interest income totaled $95.9 million, an increase of $31.1 million as compared to the first quarter of 2009 and an increase of $8.9 million as compared to the fourth quarter of 2009. Average earning assets for the first quarter of 2010 increased by $1.8 billion compared to the first quarter of 2009. Earning asset growth over the past 12 months was primarily a result of the $1.2 billion increase in average loans and $545 million increase in liquidity management assets. The acquisition of a life insurance premium finance portfolio and subsequent growth in this product accounted for $1.1 billion of the total loan growth over the past 12 months. The average earning asset growth of $1.8 billion over the past 12 months was funded by a $844 million increase in the average balances of savings, NOW, MMA and Wealth Management deposits, an increase in the average balance of net free funds of $197 million, an increase in the average balance of retail certificates of deposit of $220 million, an increase of $600 million due to the secured borrowing notes to the securitization investors and an increase in the average balance of brokered certificates of deposit of $8 million, offset by a decrease in the average balance of other wholesale borrowings of $93 million. The net interest margin for the first quarter of 2010 was 3.38%, compared to 2.71% in the first quarter of 2009 and 3.10% in the fourth quarter of 2009. The increase in net interest margin in the first quarter of 2010 compared to the first quarter of 2009 is primarily attributable to the acquisition of the life insurance premium finance portfolio and lower costs of interest-bearing deposits. The increase in net interest margin in the first quarter of 2010 compared to the fourth quarter of 2009 is primarily attributable to the impact of the loan securitization facility being reflected on the Company’s books as a secured borrowing beginning January 1, 2010 coupled with continued lower costs of interest-bearing deposits. In the first quarter of 2010, the yield on loans increased 11 basis points (five basis points excluding the impact of the loan securitization) and the rate on interest-bearing deposits decreased 19 basis points compared to the fourth quarter of 2009. Management believes opportunities continue for increasing credit spreads in commercial and commercial real estate loan portfolios and for lower rates from the re-pricing of maturing retail certificates of deposits, both of which should contribute to net interest margin expansion during the remainder of 2010.
     Non-interest income totaled $42.6 million in the first quarter of 2010, increasing $6.2 million, or 17%, compared to the first quarter of 2009. The change was primarily attributable to the bargain purchase gain recorded relating to the acquisition of the premium finance assets as described earlier under “Acquisitions”. In addition, wealth management revenue contributed $2.7 million to the increase as improvements in the equity markets overall has lead to a 46% increase in wealth management revenue compared to the first quarter of 2009. Also, mortgage banking revenue decreased $6.5 million when compared to the first quarter of 2009 as loans originated and sold to the secondary market declined to $687 million in the first quarter of 2010 compared to $1.2 billion in the first quarter of 2009 and $953 million in the fourth quarter of 2009, directly reducing gains recognized on these sales. Additionally, expenses recognized for the liability associated with mortgage loans sold with recourse to the secondary market increased in the first quarter of 2010 due to investors attempting to push back claims to the originators of loans in default.
     Non-interest expense totaled $83.9 million in the first quarter of 2010, increasing $7.0 million, or 9%, compared to the first quarter of 2009 and decreasing $6.4 million compared to the fourth quarter of 2009. The increase compared to the first quarter of 2009 was primarily attributable to a $4.3 million increase in salaries and employee benefits, a $2.3 million increase in other expenses (primarily loan expenses related to problem loans prior to foreclosure) offset by a $1.0 million decrease in expenses related to other real estate owned, or OREO. The decline in non-interest expense in the first quarter of 2010 compared to the fourth quarter of 2009 is primarily attributable to lower total OREO expenses incurred.
Financial Performance Overview – Credit Quality
     Non-performing loans totaled $141.0 million, or 1.55% of total loans, at March 31, 2010, compared to $131.8 million, or 1.57% of total loans, at December 31, 2009 and $175.9 million, or 2.24% of total loans, at March 31, 2009. OREO of $89.0 million at March 31, 2010 was up $8.8 million compared to December 31, 2009 and increased $47.5 million compared to March 31, 2009. See “Other Real Estate Owned” later in this document for more detail. The increase of $9.2 million in total non-performing loan balances from December 31, 2009 is primarily attributable to approximately $7 million of premium finance receivables in the loan securitization facility that are either non-accrual or greater than 90 days past due and still accruing that are reflected on the Company’s balance sheet effective January 1, 2010.
     During the latter half of 2009, management focused on significantly lowering the Company’s level of non-performing loans. This was accomplished through a focus on gaining control or obtaining possession of collateral from borrowers whose loans were in non-accrual status. Progress towards this goal enabled a number of these properties to be transferred to OREO. The properties the Company obtains via foreclosure or via deed in lieu of foreclosure are aggressively marketed for sale. Additionally, beginning in the fourth quarter of 2009, management has worked with financially distressed borrowers to restructure current loans. These actions help distressed borrowers maintain their homes or businesses and keep these loans in an accruing status for the Company. As of March 31, 2010, a total of $69.4 million of outstanding loan balances qualified as restructured loans, with $65.3 million of these modified loans in an accruing status.
     The provision for credit losses totaled $29.0 million for the first quarter of 2010 compared to $38.6 million for the fourth quarter of 2009 and $14.5 million in the first quarter of 2009. Net charge-offs for the first quarter of 2010 totaled 119 basis points on an annualized basis compared to 161 basis points on an annualized basis in the fourth quarter of 2009 and 51 basis points on an annualized basis in the first quarter of 2009.
     The allowance for credit losses at March 31, 2010 totaled $106.1 million, or 1.17% of total loans compared to $101.8 million, or 1.21% of total loans at December 31, 2009 and $75.8 million, or 0.97% of total loans at March 31, 2009. In addition, at March 31, 2010, there are $34.0 million of non-accretable credit-related discounts on the purchased life insurance premium finance receivables. The Company’s total credit-related reserves, including the reserve for unfunded lending-related commitments and non-accretable credit-related discounts on the purchased premium finance receivables, were $140.0 million, or 1.54% of total loans, as of March 31, 2010, compared to $139.2 million or 1.65% of total loans at December 31, 2009.

WINTRUST FINANCIAL CORPORATION
Selected Financial Highlights

	Three Months Ended
	March 31,
	2010	2009
Selected Financial Condition Data (at end of period):
Total assets	$12,839,978	$10,818,941
Total loans	9,070,562	7,841,447
Total deposits	9,724,870	8,625,977
Junior subordinated debentures	249,493	249,502
Total shareholders’ equity	1,364,832	1,063,227

Selected Statements of Income Data:
Net interest income	$95,865	$64,782
Net revenue (1)	138,472	101,209
Income before taxes	25,490	9,774
Net income	16,017	6,358
Net income per common share — Basic	$0.43	$0.06
Net income per common share — Diluted	$0.41	$0.06

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.38%	2.71%
Non-interest income to average assets	1.37%	1.38%
Non-interest expense to average assets	2.70%	2.91%
Net overhead ratio (3)	1.33%	1.53%
Efficiency ratio (2) (4)	60.59%	74.10%
Return on average assets	0.52%	0.24%
Return on average common equity	4.93%	0.71%

Average total assets	$12,590,817	$10,724,966
Average total shareholders’ equity	1,196,191	1,061,654
Average loans to average deposits ratio	94.6%	93.4%

Common Share Data at end of period:
Market price per common share	$37.21	$12.30
Book value per common share	$34.76	$32.64
Common shares outstanding	31,044,449	23,910,983

Other Data at end of period:
Leverage Ratio (5)	10.8%	9.9%
Tier 1 capital to risk-weighted assets (5)	13.3%	11.2%
Total capital to risk-weighted assets (5)	14.9%	12.6%
Tangible common equity ratio (TCE) (9)	6.3%	4.7%
Allowance for credit losses (6)	$106,050	$75,834
Credit discounts on purchased loans (7)	$33,990	$—
Total credit-related reserves (8)	$140,040	$75,834
Non-performing loans	$140,960	$175,866
Allowance for credit losses to total loans (6)	1.17%	0.97%
Total credit-related reserves to total loans (8)	1.54%	0.97%
Non-performing loans to total loans	1.55%	2.24%
Number of:
Bank subsidiaries	15	15
Non-bank subsidiaries	8	7
Banking offices	78	79

(1)	Net revenue includes net interest income and non-interest income

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments.

(7)	Represents the credit discounts on purchased life insurance premium finance loans.

(8)	The sum of the allowance for credit losses and credit discounts on purchased life insurance premium finance loans divided by total loans outstanding plus the credit discounts on purchased life insurance premium finance loans.

(9)	Total shareholders equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)		(Unaudited)
	March 31,	December 31,	March 31,
(In thousands)	2010	2009	2009

Assets
Cash and due from banks	$106,501	$135,133	$122,207
Federal funds sold and securities purchased under resale agreements	15,393	23,483	98,454
Interest-bearing deposits with other banks	1,222,323	1,025,663	266,512
Available-for-sale securities, at fair value	1,279,920	1,328,815	1,413,576
Trading account securities	39,938	33,774	13,815
Brokerage customer receivables	20,978	20,871	15,850
Loans held-for-sale	156,049	275,715	218,707
Loans, net of unearned income	9,070,562	8,411,771	7,841,447
Less: Allowance for loan losses	102,397	98,277	74,248

Net loans	8,968,165	8,313,494	7,767,199
Premises and equipment, net	348,182	350,345	349,245
Accrued interest receivable and other assets	363,676	416,678	263,145
Trade date securities receivable	27,850	—	—
Goodwill	278,025	278,025	276,310
Other intangible assets	12,978	13,624	13,921

Total assets	$12,839,978	$12,215,620	$10,818,941

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$871,830	$864,306	$745,194
Interest bearing	8,853,040	9,052,768	7,880,783

Total deposits	9,724,870	9,917,074	8,625,977
Notes payable	1,000	1,000	1,000
Federal Home Loan Bank advances	421,775	430,987	435,981
Other borrowings	218,079	247,437	250,488
Secured borrowings — owed to securitization investors	600,000	—	—
Subordinated notes	60,000	60,000	70,000
Junior subordinated debentures	249,493	249,493	249,502
Trade date securities payable	62,017	—	7,170
Accrued interest payable and other liabilities	137,912	170,990	115,596

Total liabilities	11,475,146	11,076,981	9,755,714

Shareholders’ Equity:
Preferred stock	285,642	284,824	282,662
Common stock	31,044	27,079	26,766
Surplus	677,090	589,939	575,166
Treasury stock	—	(122,733)	(122,302)
Retained earnings	373,903	366,152	315,855
Accumulated other comprehensive loss	(2,847)	(6,622)	(14,920)

Total shareholders’ equity	1,364,832	1,138,639	1,063,227

Total liabilities and shareholders’ equity	$12,839,978	$12,215,620	$10,818,941

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,
(In thousands, except per share data)	2010	2009
Interest income
Interest and fees on loans	$129,542	$106,887
Interest bearing deposits with banks	1,274	660
Federal funds sold and securities purchased under resale agreements	49	61
Securities	11,471	14,327
Trading account securities	21	24
Brokerage customer receivables	139	120

Total interest income	142,496	122,079

Interest expense
Interest on deposits	33,212	45,953
Interest on Federal Home Loan Bank advances	4,346	4,453
Interest on notes payable and other borrowings	1,462	1,870
Interest on secured borrowings — owed to securitization investors	2,995	—
Interest on subordinated notes	241	580
Interest on junior subordinated debentures	4,375	4,441

Total interest expense	46,631	57,297

Net interest income	95,865	64,782
Provision for credit losses	29,044	14,473

Net interest income after provision for credit losses	66,821	50,309

Non-interest income
Wealth management	8,667	5,926
Mortgage banking	9,727	16,232
Service charges on deposit accounts	3,332	2,970
Gain on sales of commercial premium finance receivables	—	322
Gains (losses) on available-for-sale securities, net	392	(2,038)
Gain on bargain purchase	10,894	—
Trading income	5,973	8,744
Other	3,622	4,271

Total non-interest income	42,607	36,427

Non-interest expense
Salaries and employee benefits	49,072	44,820
Equipment	3,896	3,938
Occupancy, net	6,230	6,190
Data processing	3,407	3,136
Advertising and marketing	1,314	1,095
Professional fees	3,107	2,883
Amortization of other intangible assets	645	687
FDIC insurance	3,809	3,013
OREO expenses, net	1,337	2,356
Other	11,121	8,844

Total non-interest expense	83,938	76,962

Income before taxes	25,490	9,774
Income tax expense	9,473	3,416

Net income	$16,017	$6,358

Preferred stock dividends and discount accretion	$4,943	$5,000

Net income applicable to common shares	$11,074	$1,358

Net income per common share — Basic	$0.43	$0.06

Net income per common share — Diluted	$0.41	$0.06

Cash dividends declared per common share	$0.09	$0.18

Weighted average common shares outstanding	25,942	23,855
Dilutive potential common shares	1,139	221

Average common shares and dilutive common shares	27,081	24,076

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS
The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components) and the efficiency ratio. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.
A reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is shown below:

	Three Months Ended
	March 31,
(Dollars in thousands)	2010	2009

(A) Interest Income (GAAP)	$142,496	$122,079
Taxable-equivalent adjustment:
- Loans	80	158
- Liquidity management assets	361	451
- Other earning assets	5	11

Interest Income — FTE	$142,942	$122,699
(B) Interest Expense (GAAP)	$46,631	$57,297

Net interest income — FTE	96,311	65,402

(C) Net Interest Income (GAAP) (A minus B)	$95,865	$64,782

(D) Net interest margin (GAAP)	3.36%	2.68%
Net interest margin — FTE	3.38%	2.71%
(E) Efficiency ratio (GAAP)	60.79%	74.54%
Efficiency ratio — FTE	60.59%	74.10%

LOAN
Loan Portfolio Mix and Growth Rates

				% Growth
				From (1)	From
	March 31,	December 31,	March 31,	December 31,	March 31,
(Dollars in thousands)	2010	2009	2009	2009	2009
Balance:
Commercial and commercial real-estate	$5,083,052	$5,039,906	$4,933,355	3%	3%
Home equity	924,993	930,482	920,412	(2)	—
Residential real-estate	322,984	306,296	280,808	22	15
Premium finance receivables — commercial	1,317,822	730,144	1,287,261	NM	2
Premium finance receivables — life insurance	1,233,573	1,197,893	130,895	12	NM
Indirect consumer (2)	83,136	98,134	154,257	(62)	(46)
Consumer and other	105,002	108,916	134,459	(15)	(22)

Total loans, net of unearned income	$9,070,562	$8,411,771	$7,841,447	32%	16%

Mix:
Commercial and commercial real-estate	56%	60%	63%
Home equity	10	11	12
Residential real-estate	4	4	4
Premium finance receivables — commercial	14	9	16
Premium finance receivables — life insurance	14	14	2
Indirect consumer (2)	1	1	2
Consumer and other	1	1	1

Total loans, net of unearned income	100%	100%	100%

(1)	Annualized

(2)	Includes autos, boats, snowmobiles and other indirect consumer loans.

NM = Not Meaningful
Commercial and Commercial Real-Estate Loans
As of March 31, 2010

				> 90 Days	Allowance
		% of		Past Due	For Credit
		Total		and Still	Losses
(Dollars in thousands)	Balance	Loans	Nonaccrual	Accruing	Allocation
Commercial:
Commercial and industrial	$1,403,702	15.5%	$14,218	$—	$23,689
Franchise	131,555	1.5	—	—	2,097
Mortgage warehouse lines of credit	89,813	1.0	—	—	1,216
Community Advantage — homeowner associations	66,590	0.7	—	—	161
Aircraft	41,148	0.4	—	—	170
Other	17,234	0.2	1,113	—	1,077

Total commercial	$1,750,042	19.3%	$15,331	$—	$28,410

Commercial Real-Estate:
Residential construction	146,351	1.6	$13,240	$—	$3,783
Commercial construction	298,313	3.3	16,916	—	11,185
Land	315,483	3.5	32,423	—	10,749
Office	489,066	5.4	2,559	1,195	5,477
Industrial	455,155	5.0	2,143	—	5,139
Retail	456,712	5.0	2,310	—	5,085
Multi-family	249,596	2.8	3,555	—	2,026
Mixed use and other	922,334	10.2	9,243	—	10,461

Total commercial real-estate	$3,333,010	36.8%	$82,389	$1,195	$53,905

Total commercial and commercial real-estate	$5,083,052	56.1%	$97,720	$1,195	$82,315

Commercial real-estate — collateral location by state:
Illinois	$2,677,819	80.3%
Wisconsin	374,707	11.2

Total primary markets	$3,052,526	91.5%

Arizona	48,499	1.5
Indiana	43,104	1.3
Florida	67,754	2.0
Other (no individual state greater than 0.9%)	121,127	3.7

Total	$3,333,010	100.0%

DEPOSITS
Deposit Portfolio Mix and Growth Rates

				% Growth
				From (1)	From
	March 31,	December 31,	March 31,	December 31,	March 31,
(Dollars in thousands)	2010	2009	2009	2009	2009
Balance:
Non-interest bearing	$871,830	$864,306	$745,194	4%	17%
NOW	1,448,857	1,415,856	1,064,663	9	36
Wealth Management deposits (2)	690,919	971,113	833,291	(117)	(17)
Money Market	1,586,830	1,534,632	1,313,157	14	21
Savings	558,770	561,916	406,376	(2)	38
Time certificates of deposit	4,567,664	4,569,251	4,263,296	—	7

Total deposits	$9,724,870	$9,917,074	$8,625,977	(8)%	13%

Mix:
Non-interest bearing	9%	9%	9%
NOW	15	14	12
Wealth Management deposits (2)	7	10	10
Money Market	16	15	15
Savings	6	6	5
Time certificates of deposit	47	46	49

Total deposits	100%	100%	100%

(1)	Annualized

(2)	Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of Wayne Hummer Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.
Deposit Maturity Analysis
As of March 31, 2010

						Weighted-
	Non-					Average
	Interest	Savings				Rate of
	Bearing	and		Time		Maturing Time
	and	Money	Wealth	Certificates	Total	Certificates
(Dollars in thousands)	NOW (1)	Market (1)	Mgt (1) (2)	of Deposit	Deposits	of Deposit
1-3 months	$2,320,687	$2,145,600	$596,919	$1,148,766	$6,211,972	2.04%
4-6 months	—	—	—	760,235	760,235	2.04
7-9 months	—	—	94,000	707,475	801,475	2.00
10-12 months	—	—	—	568,085	568,085	1.98
13-18 months	—	—	—	567,267	567,267	2.55
19-24 months	—	—	—	245,221	245,221	2.55
24+ months	—	—	—	570,615	570,615	2.80

Total deposits	$2,320,687	$2,145,600	$690,919	$4,567,664	$9,724,870	2.22%

(1)	Balances of non-contractual maturity deposits are shown as maturing in the earliest time frame. These deposits do not have contractual maturities and re-price in varying degrees to changes in interest rates.

(2)	Wealth management deposit balances from unaffiliated companies are shown maturing in the period in which the current contractual obligation to hold these funds matures.

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the first quarter of 2010 compared to the first quarter of 2009 (linked quarters):

	For the Three Months Ended			For the Three Months Ended
		March 31, 2010			March 31, 2009
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$2,384,122	$13,155	2.24%	$1,839,161	$15,499	3.42%
Other earning assets (2) (3) (7)	26,269	164	2.53	22,128	155	2.85
Loans, net of unearned income (2) (4) (7)	9,150,078	129,623	5.75	7,924,849	107,045	5.48

Total earning assets (7)	$11,560,469	$142,942	5.01%	$9,786,138	$122,699	5.08%

Allowance for loan losses	(107,257)			(72,044)
Cash and due from banks	113,514			107,550
Other assets	1,024,091			903,322

Total assets	$12,590,817			$10,724,966

Interest-bearing deposits	$8,818,012	$33,212	1.53%	$7,747,879	$45,953	2.41%
Federal Home Loan Bank advances	429,195	4,346	4.11	435,982	4,453	4.14
Notes payable and other borrowings	225,919	1,462	2.63	301,894	1,870	2.51
Secured borrowings — owed to securitization investors	600,000	2,995	2.02	—	—	—
Subordinated notes	60,000	241	1.60	70,000	580	3.31
Junior subordinated notes	249,493	4,375	7.01	249,506	4,441	7.12

Total interest-bearing liabilities	$10,382,619	$46,631	1.82%	$8,805,261	$57,297	2.64%

Non-interest bearing liabilities	858,875			733,911
Other liabilities	153,132			124,140
Equity	1,196,191			1,061,654

Total liabilities and shareholders’ equity	$12,590,817			$10,724,966

Interest rate spread (5) (7)			3.19%			2.44%
Net free funds/contribution (6)	$1,177,850		0.19%	$980,877		0.27%

Net interest income/Net interest margin (7)		$96,311	3.38%		$65,402	2.71%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%.The total adjustments for the three months ended March 31, 2010 and 2009 were $446,000 and $620,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.
The higher level of net interest income recorded in the first quarter of 2010 compared to the first quarter of 2009 was primarily attributable to the impact of the acquisition of the life insurance premium finance assets in the second half of 2009 and lower retail deposit costs. Approximately $1.1 billion of the increase in average total loans is attributable to life insurance premium finance loans including those purchased in the transaction or originated by the Company.
In the first quarter of 2010, the yield on earning assets decreased seven basis points and the rate on interest-bearing liabilities decreased 82 basis points compared to the first quarter of 2009. Retail deposit re-pricing opportunities over the past 12 months, due to a sustained low interest rate environment and more stable financial markets, contributed to the majority of this decreased cost. The rate paid on interest-bearing deposits decreased 88 basis points when compared to the first quarter of 2009.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the first quarter of 2010 compared to the fourth quarter of 2009 (sequential quarters):

	For the Three Months Ended			For the Three Months Ended
		March 31, 2010			December 31, 2009
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (7)	$2,384,122	$13,155	2.24%	$2,569,584	$14,932	2.31%
Other earning assets (2) (3) (7)	26,269	164	2.53	26,167	171	2.59
Loans, net of unearned income (2) (4) (7)	9,150,078	129,623	5.75	8,604,006	122,240	5.64

Total earning assets (7)	$11,560,469	$142,942	5.01%	$11,199,757	$137,343	4.87%

Allowance for loan losses	(107,257)			(97,269)
Cash and due from banks	113,514			124,219
Other assets	1,024,091			962,389

Total assets	$12,590,817			$12,189,096

Interest-bearing deposits	$8,818,012	$33,212	1.53%	$9,016,863	$38,998	1.72%
Federal Home Loan Bank advances	429,195	4,346	4.11	432,028	4,510	4.14
Notes payable and other borrowings	225,919	1,462	2.63	234,754	1,663	2.81
Secured borrowings — owed to securitization investors	600,000	2,995	2.02	—	—	—
Subordinated notes	60,000	241	1.60	63,261	286	1.77
Junior subordinated notes	249,493	4,375	7.01	249,493	4,438	6.96

Total interest-bearing liabilities	$10,382,619	$46,631	1.82%	$9,996,399	$49,895	1.98%

Non-interest bearing liabilities	858,875			886,988
Other liabilities	153,132			179,115
Equity	1,196,191			1,126,594

Total liabilities and shareholders’ equity	$12,590,817			$12,189,096

Interest rate spread (5) (7)			3.19%			2.89%
Net free funds/contribution (6)	$1,177,850		0.19%	$1,203,358		0.21%

Net interest income/Net interest margin (7)		$96,311	3.38%		$87,448	3.10%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended March 31, 2010 was $446,000 and for the three months ended December 31, 2009 was $513,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using he rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.
Approximately $6.6 million of the $8.9 million increase in net interest income recorded in the first quarter of 2010 compared to the fourth quarter of 2009 was attributable to the impact of the loan securitization being reflected on the Company’s balance sheet beginning January 1, 2010. The remaining $2.3 million of the increase in net interest income can be primarily attributed to lower retail deposit costs.
In the first quarter of 2010, the yield on loans increased 11 basis points (five basis points excluding the impact of the loan securitization) and the rate on interest-bearing deposits decreased 19 basis points compared to the fourth quarter of 2009. Management believes opportunities continue for increasing credit spreads in commercial and commercial real estate loan portfolios and for lower rates from the re-pricing of maturing retail certificates of deposits, both of which should contribute to net interest margin expansion during the remainder of 2010. Additionally, opportunities exist for further net interest margin expansion if the Company can re-deploy low yielding liquidity management assets into higher yielding outstanding loan balances.

NON-INTEREST INCOME
For the first quarter of 2010, non-interest income totaled $42.6 million, an increase of $6.2 million compared to the first quarter of 2009. The increase was primarily attributable to the bargain purchase gain related to the life insurance premium finance loan acquisition and higher wealth management revenues, partially offset by a decrease in mortgage banking revenue and trading income.
The following table presents non-interest income by category for the periods presented:

	Three Months Ended
	March 31		$	%
(Dollars in thousands)	2010	2009	Change	Change
Brokerage	$5,554	$3,819	$1,735	45
Trust and asset management	3,113	2,107	1,006	48

Total wealth management	8,667	5,926	2,741	46

Mortgage banking	9,727	16,232	(6,505)	(40)
Service charges on deposit accounts	3,332	2,970	362	12
Gains on sales of premium finance receivables	—	322	(322)	(100)
Gains (losses) on available-for-sale securities	392	(2,038)	2,430	(119)
Gain on bargain purchase	10,894	—	10,894	NM
Trading income	5,973	8,744	(2,771)	(32)
Other:
Fees from covered call options	289	1,998	(1,709)	(86)
Bank Owned Life Insurance	623	286	337	118
Administrative services	582	482	100	21
Miscellaneous	2,128	1,505	623	41

Total Other	3,622	4,271	(649)	(15)

Total Non-Interest Income	$42,607	$36,427	$6,180	17

NM = Not Meaningful
Wealth management revenue is comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments and Wayne Hummer Asset Management Company. Wealth management revenue totaled $8.7 million in the first quarter of 2010 and $5.9 million in the first quarter of 2009. Increased asset valuations due to equity market improvements have helped revenue growth from trust and asset management activities. Additionally, the improvement in the equity markets overall have lead to the increase of the brokerage component of wealth management revenue as customer trading activity has increased.
Mortgage banking revenue includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market. For the quarter ended March 31, 2010, this revenue source totaled $9.7 million, a decrease of $6.5 million when compared to the first quarter of 2009. Mortgages originated and sold totaled $687 million in the first quarter of 2010 compared to $953 million in the fourth quarter of 2009 and $1.2 billion in the first quarter of 2009. The decrease in mortgage banking revenue resulted primarily from a decrease in loan originations and an increase in loss indemnification claims by purchasers of the Company’s loans. Quickly falling mortgage interest rates at the end of 2008 spurred refinancing activity during the first half of 2009. Interest rates for residential mortgage loans are not as favorable for customers in the first quarter of 2010 as they were in 2009 resulting in decreased demand for loan originations. The decrease in loan originations directly causes lower gains on sales of loans to the secondary market to be recorded by the Company. In addition, the Company enters into residential mortgage loan sale agreements with investors in the normal course of business. On occasion, investors have requested the Company to indemnify them against losses on certain loans or to repurchase loans which the investors believe do not comply with applicable representations. The increase in the velocity of loss indemnification has negatively impacted mortgage banking revenue as additional recourse expense was recorded over the past two quarters. This liability on loans expected to be repurchased from loans sold to investors is based on trends in repurchase and indemnification requests, actual loss experience, known and inherent risks in the loans, and current economic conditions.

A summary of the mortgage banking revenue components is shown below:
Mortgage banking revenue

	For the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2010	2009	2009
Mortgage loans originated and sold	$686,679	$952,624	$1,245,129

Mortgage loans serviced	$744,152	$732,573	$579,667
Fair value of mortgage servicing rights (MSRs)	$6,602	$6,745	$4,163
MSRs as a percentage of loans serviced	0.89%	0.92%	0.72%

Gain on sales of loans	$13,478	$18,067	$19,403
Derivative/Fair value, net	239	101	(710)
Mortgage servicing rights	(538)	26	(1,659)
Recourse obligation on loans sold	(3,452)	(1,699)	(802)

Total mortgage banking revenue	$9,727	$16,495	$16,232

Gain on sales of loans as a percentage of loans sold	1.96%	1.89%	1.56%
All mortgage loan servicing by the Company is performed by four of its subsidiary banks. All loans originated and sold into the secondary market by its mortgage subsidiary Wintrust Mortgage Company have been sold with mortgage servicing rights released (sold to the investors). Mortgage servicing rights are carried on the balance sheet at fair value.
Service charges on deposit accounts totaled $3.3 million for the first quarter of 2010, an increase of $362,000, or 12%, when compared to the same quarter of 2009. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.
As a result of the new accounting requirements beginning January 1, 2010 that now require loans sold and transferred into the securitization facility be accounted for as secured borrowings with the securitization investors, the Company no longer recognizes gains on sales of premium finance receivables. During the fourth quarter of 2009, as a result of pay-downs of loans in the revolving securitization facility, the Company transferred $357 million of property and casualty premium finance receivables to the securitization facility during the fourth quarter of 2009 and recognized $4.4 million of gains (see “Securitization — Sale of Loans”).
Net gains on the sale of available-for-sale securities by Company were $392,000 in the first quarter of 2010 compared to net losses of $2.0 million of net losses in the first quarter of 2009. In the first quarter of 2009, this amount included $2.1 million of non-cash other-than-temporary (“OTTI”) charges on certain corporate debt investment securities.

The gain on bargain purchase of $10.9 million recognized in the first quarter of 2010 related to the acquisition of the life insurance premium finance receivable portfolio. In the first quarter of 2010, third party consents were received and all remaining funds held in escrow were released, resulting in recognition of the remaining deferred bargain purchase gain. See “Acquisitions” for a complete discussion of the transaction.
The following table summarizes the components of this transaction:
Purchased Loan Portfolio
Summary of Acquisition

			Credit
			discounts -
	Bargain		non-
	purchase	Accretable	accretable
(Dollars in thousands)	gain	discounts	discounts
Balances at December 31, 2009	$(10,894)	$(65,026)	$(37,323)
- Bargain purchase gain recognized as accounts clear escrow (1)	10,894
- Accretion (effective yield method)		5,418
- Accretion recognized as accounts prepay		1,427	2,289
- Discount used for loans written off		144	1,044

Balances at March 31, 2010	$—	$(58,037)	$(33,990)

(1)	Third party consents were received and funds were released from escrow.
Trading income of $6.0 million was recognized by the Company in the first quarter of 2010 compared to income of $8.7 million in the first quarter of 2009. Lower trading income in 2010 resulted primarily from a smaller increase in market value of certain collateralized mortgage obligations held in trading in the first quarter of 2010 as compared to the same period in the prior year. The Company purchased these securities at a significant discount in the first quarter of 2009. These securities have increased in value since their purchase due to market spreads tightening, increased mortgage prepayments due to the favorable mortgage rate environment and lower than projected default rates.
Other non-interest income for the first quarter of 2010 totaled $3.6 million, compared to $4.3 million in the first quarter of 2009. Fees from certain covered call option transactions decreased by $1.7 million in the first quarter of 2010 as compared to the same period in the prior year. Historically, compression in the net interest margin was effectively offset, as has consistently been the case, by the Company’s covered call strategy. In the first quarter of 2010 management chose to engage in limited covered call option activity resulting in revenue of $289,000. An illustration of the past effectiveness of this strategy is shown in the Supplemental Financial Information section (see page titled “Net Interest Margin (Including Call Option Income)”).
NON-INTEREST EXPENSE
Non-interest expense for the first quarter of 2010 totaled $84.0 million and increased approximately $7.0 million, or 9%, from the first quarter 2009 total of $77.0 million.

The following table presents non-interest expense by category for the periods presented:

	Three Months Ended
	March 31		$	%
(Dollars in thousands)	2010	2009	Change	Change
Salaries and employee benefits	$49,072	$44,820	$4,252	9
Equipment	3,896	3,938	(42)	(1)
Occupancy, net	6,230	6,190	40	1
Data processing	3,407	3,136	271	9
Advertising and marketing	1,314	1,095	219	20
Professional fees	3,107	2,883	224	8
Amortization of other intangible assets	645	687	(42)	(6)
FDIC insurance	3,809	3,013	796	26
OREO expenses, net	1,337	2,356	(1,019)	(43)
Other:
Commissions - 3rd party brokers	962	704	258	37
Postage	1,110	1,180	(70)	(6)
Stationery and supplies	732	768	(36)	(5)
Miscellaneous	8,317	6,192	2,125	34

Total other	11,121	8,844	2,277	26

Total Non-Interest Expense	$83,938	$76,962	$6,976	9

Salaries and employee benefits comprised 58% of total non-interest expense in the first quarter of 2010 and 2009. Salaries and employee benefits expense increased $4.3 million, or 9%, in the first quarter of 2010 compared to the first quarter of 2009 primarily as a result of the growth in the commercial lending staff throughout the Company, the salaries and benefits related to the staff associated with the life insurance premium finance portfolio acquired in the third quarter of 2009 and increases in base compensation, partially offset by lower commission and incentive compensation expenses related to mortgage banking activities as a result of lower mortgage loan origination volumes.
Professional fees include legal, audit and tax fees, external loan review costs and normal regulatory exam assessments. Professional fees for the first quarter of 2010 were $3.1 million, an increase of $224,000, or 8%, compared to the same period in 2009. These increases are primarily a result of increased legal costs related to non-performing assets.
FDIC insurance totaled $3.8 million in the first quarter of 2010, an increase of $796,000 compared to $3.0 million in the first quarter of 2009. The increase in FDIC insurance rates is the result of growth in the assessable deposit base. Additionally, on December 30, 2009, FDIC insured institutions were required to prepay 13 quarters of estimated deposit insurance premiums. Therefore, the Company prepaid approximately $59.8 million of estimated deposit insurance premiums and recorded this amount as an asset on its Consolidated Statement of Condition. This prepayment is being expensed over the three year assessment period.
OREO expenses include all costs related with obtaining, maintaining and selling of other real estate owned properties. This expense totaled $1.3 million in the first quarter of 2010, a decrease of $1.0 million compared to $2.4 million in the first quarter of 2009. The decrease in OREO expenses primarily related to lower valuation adjustments and losses on the sale of properties in the first quarter of 2010 as compared to the prior year. In the first quarter of 2010, $445,000 of net losses on sales and valuation adjustments were recognized as compared to $2.0 million of net losses on sales and valuation adjustments in the first quarter of 2009.
Miscellaneous expense includes expenses such as ATM expenses, correspondent bank charges, directors’ fees, telephone, travel and entertainment, corporate insurance, dues and subscriptions, problem loan expenses and lending origination costs that are not deferred. Miscellaneous expenses in the first quarter of 2010 increased $2.1 million, or 34%, compared to the same period in the prior year. The increase in the first quarter of 2010 compared to the same period in the prior year is primarily attributable to a higher level of problem loan expenses and the general growth in the Company’s business.

ASSET QUALITY
Allowance for Credit Losses

	Three Months Ended
	March 31,
(Dollars in thousands)	2010	2009
Allowance for loan losses at beginning of period	$98,277	$69,767
Provision for credit losses	29,044	14,473
Other adjustments	1,943	—
Reclassification to allowance for unfunded lending-related commitments	(99)	—

Charge-offs:
Commercial and commercial real estate	24,919	7,890
Home equity	281	511
Residential real estate	406	152
Premium finance receivables — commercial	1,933	1,351
Premium finance receivables — life insurance	—	—
Indirect consumer	274	361
Consumer and other	179	121

Total charge-offs	27,992	10,386

Recoveries:
Commercial and commercial real estate	885	208
Home equity	8	1
Residential real estate	5	—
Premium finance receivables — commercial	229	141
Premium finance receivables — life insurance	—	—
Indirect consumer	50	29
Consumer and other	47	15

Total recoveries	1,224	394

Net charge-offs	(26,768)	(9,992)

Allowance for loan losses at period end	$102,397	$74,248

Allowance for unfunded lending-related commitments at period end	$3,653	$1,586

Allowance for credit losses at period end	$106,050	$75,834

Credit-related discounts on purchased loans	33,990	—

Total credit reserves	$140,040	$75,834

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial and commercial real estate	1.94%	0.65%
Home equity	0.12	0.23
Residential real estate	0.32	0.14
Premium finance receivables — commercial	0.54	0.37
Premium finance receivables — life insurance	—	—
Indirect consumer	1.00	0.81
Consumer and other	0.48	0.27

Total loans, net of unearned income	1.19%	0.51%

Net charge-offs as a percentage of the provision for credit losses	92.48%	69.04%

Loans at period-end	$9,070,562	$7,841,447
Allowance for loan losses as a percentage of loans at period-end	1.13	0.95%
Allowance for credit losses as a percentage of loans at period-end	1.17	0.97%
Total credit reserves as a percentage of loans (net of discounts) at period-end	1.54	0.97%

The allowance for credit losses is comprised of the allowance for loan losses and the allowance for lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for lending-related commitments relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The allowance for lending-related commitments (separate liability account) represents the portion of the provision for credit losses that was associated with unfunded lending-related commitments. The provision for credit losses may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit). Total credit-related reserves include the credit discounts on the purchased life insurance premium finance receivables which are netted with the loan balance. Additionally, on January 1, 2010, in conjunction with recording the securitization facility on its balance sheet, the Company established an allowance for loan losses totaling $1.9 million. This addition to the allowance for loan losses is shown as an other adjustment to the allowance for loan losses.
The provision for credit losses totaled $29.0 million for the first quarter of 2010, $38.6 million in the fourth quarter of 2009 and $14.5 million for the first quarter of 2009. For the quarter ended March 31, 2010, net charge-offs totaled $26.8 million compared to $34.9 million in the fourth quarter of 2009 and $10.0 million recorded in the first quarter of 2009. On a ratio basis, annualized net charge-offs as a percentage of average loans were 1.19% in the first quarter of 2010, 1.61% in the fourth quarter of 2009, and 0.51% in the first quarter of 2009. During the third and fourth quarters of 2009, the Company committed to resolving problem credits as quickly as possible. Actions taken during this time increased OREO, net charge-offs and the provision for loan losses expenses required to maintain an adequate level of reserves. The first quarter of 2010 amounts recorded for both net charge-offs and provision for credit losses reflect a continuation of the Company’s commitment to maintain a low level of non-performing assets.
Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors. The increase from the end of the prior quarter reflects the continued economic weaknesses in the Company’s markets and is the result of an individual review of a significant number of individual credits as well as the overall risk factors impacting certain types of credits, specifically credits with residential development collateral valuation exposure.

The tables below show the aging of the Company’s loan portfolio at March 31, 2010 and December 31, 2009:

		Greater than
		90 days	60-89	30-59
As of March 31, 2010		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial	$15,331	$—	$6,114	$22,106	$1,706,491	$1,750,042
Commercial real-estate:
Residential construction	13,240	—	3,298	1,726	128,087	146,351
Commercial construction	16,916	—	1,101	3,911	276,385	298,313
Land	32,423	—	4,421	7,389	271,250	315,483
Office	2,559	1,195	2,960	2,566	479,786	489,066
Industrial	2,143	—	530	4,990	447,492	455,155
Retail	2,310	—	4,783	6,772	442,847	456,712
Multi-family	3,555	—	1,546	10,591	233,904	249,596
Mixed use and other	9,243	—	8,409	14,168	890,514	922,334

Total commercial real-estate	82,389	1,195	27,048	52,113	3,170,265	3,333,010

Total commercial and commercial real-estate	97,720	1,195	33,162	74,219	4,876,756	5,083,052

Home equity	7,730	21	2,019	2,925	912,298	924,993
Residential real estate	5,460	—	178	5,541	311,805	322,984
Premium finance receivables — commercial	14,106	7,479	5,109	15,870	1,275,258	1,317,822
Premium finance receivables — life insurance	73	5,450	—	2,076	1,225,974	1,233,573
Indirect consumer	615	665	425	1,203	80,228	83,136
Consumer and other	426	20	751	298	103,507	105,002

Total loans, net of unearned income	$126,130	$14,830	$41,644	$102,132	$8,785,826	$9,070,562

Aging as a % of Loan Balance:
Commercial	0.9%	—%	0.3%	1.3%	97.5%	100.0%
Commercial real-estate:
Residential construction	9.0	—	2.3	1.2	87.5	100.0
Commercial construction	5.7	—	0.4	1.3	92.6	100.0
Land	10.3	—	1.4	2.3	86.0	100.0
Office	0.5	0.2	0.6	0.5	98.2	100.0
Industrial	0.5	—	0.1	1.1	98.3	100.0
Retail	0.5	—	1.0	1.5	97.0	100.0
Multi-family	1.4	—	0.6	4.2	93.8	100.0
Mixed use and other	1.0	—	0.9	1.5	96.6	100.0

Total commercial real-estate	2.5	—	0.8	1.6	95.1	100.0

Total commercial and commercial real-estate	1.9	—	0.7	1.5	95.9	100.0

Home equity	0.8	—	0.2	0.3	98.7	100.0
Residential real estate	1.7	—	0.1	1.7	96.5	100.0
Premium finance receivables — commercial	1.0	0.6	0.4	1.2	96.8	100.0
Premium finance receivables — life insurance	—	0.4	—	0.2	99.4	100.0
Indirect consumer	0.7	0.8	0.5	1.5	96.5	100.0
Consumer and other	0.4	—	0.7	0.3	98.6	100.0

Total loans, net of unearned income	1.4%	0.2%	0.5%	1.1%	96.8%	100.0%

The amounts shown in the non-accrual and the 90+ days and still accruing columns represent the Company’s total reported non-performing loans balance. As of March 31, 2010, only $42 million of all loans, or 0.5%, were 60 to 89 days past due and $102 million, or 1.1%, were 30 to 59 days (or one payment) past due. As of December 31, 2009, only $37 million of all loans, or 0.4%, were 60 to 89 days past due and only $64 million, or 0.8%, were 30 to 59 days (or one payment) past due.
The majority of the commercial and commercial real estate loans shown as 60 to 89 days and 30 to 59 days past due are included on the Company’s internal problem loan reporting system. Loans on this system are closely monitored by management on a monthly basis. Near-term delinquencies (30 to 59 days past due) increased $38.4 million since December 31, 2009. However, the three categories of commercial real-estate loans (residential construction, commercial construction and land) that have comprised the largest portion of non-performing loans and ultimately net charge-offs, declined by $10.9 million since December 31, 2009.
The Company’s home equity and residential loan portfolios continue to exhibit low delinquency ratios. Home equity loans at March 31, 2010 that are current with regard to the contractual terms of the loan agreement represent 98.7% of the total home equity portfolio. Residential real estate loans at March 31, 2010 that are current with regards to the contractual terms of the loan agreements comprise 96.5% of total residential real estate loans outstanding.

		Greater than
		90 days	60-89	30-59
As of December 31, 2009		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial	$16,509	$561	$6,747	$3,168	$1,716,224	$1,743,209
Commercial real-estate:
Residential construction	14,064	—	1,877	5,070	153,412	174,423
Commercial construction	5,232	—	—	16,333	287,015	308,580
Land	41,297	—	8,548	2,468	274,407	326,720
Office	2,675	—	—	1,324	463,588	467,587
Industrial	3,753	—	—	1,141	439,997	444,891
Retail	431	—	2,978	1,050	448,301	452,760
Multi-family	288	—	626	9,371	231,425	241,710
Mixed use and other	12,899	—	4,517	4,464	858,146	880,026

Total commercial real-estate	80,639	—	18,546	41,221	3,156,291	3,296,697

Total commercial and commercial real-estate	97,148	561	25,293	44,389	4,872,515	5,039,906

Home equity	8,883	—	894	2,107	918,598	930,482
Residential real estate	3,779	412	406	3,043	298,656	306,296
Premium finance receivables — commercial	11,878	6,271	3,975	9,639	698,381	730,144
Premium finance receivables — life insurance	704	—	5,385	1,854	1,189,950	1,197,893
Indirect consumer	995	461	614	2,143	93,921	98,134
Consumer and other	617	95	511	537	107,156	108,916

Total loans, net of unearned income	$124,004	$7,800	$37,078	$63,712	$8,179,177	$8,411,771

Aging as a % of Loan Balance:
Commercial	0.9%	—%	0.4%	0.2%	98.5%	100.0%
Commercial real-estate:
Residential construction	8.1	—	1.1	2.9	87.9	100.0
Commercial construction	1.7	—	—	5.3	93.0	100.0
Land	12.6	—	2.6	0.8	84.0	100.0
Office	0.6	—	—	0.3	99.1	100.0
Industrial	0.8	—	—	0.3	98.9	100.0
Retail	0.1	—	0.7	0.2	99.0	100.0
Multi-family	0.1	—	0.3	3.9	95.7	100.0
Mixed use and other	1.5	—	0.5	0.5	97.5	100.0

Total commercial real-estate	2.4	—	0.6	1.3	95.7	100.0

Total commercial and commercial real-estate	1.9	—	0.5	0.9	96.7	100.0

Home equity	1.0	—	0.1	0.2	98.7	100.0
Residential real estate	1.2	0.1	0.1	1.0	97.6	100.0
Premium finance receivables — commercial	1.6	0.9	0.5	1.3	95.7	100.0
Premium finance receivables — life insurance	0.1	—	0.4	0.2	99.3	100.0
Indirect consumer	1.0	0.5	0.6	2.2	95.7	100.0
Consumer and other	0.6	0.1	0.5	0.5	98.3	100.0

Total loans, net of unearned income	1.5%	0.1%	0.4%	0.8%	97.2%	100.0%

The ratio of non-performing commercial premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for commercial premium finance receivables, it customarily takes 60-150 days to convert the collateral into cash. Accordingly, the level of non-performing commercial premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Non-performing Loans
The following table sets forth Wintrust’s non-performing loans at the dates indicated.

	March 31,	December 31,	September 30,	March 31,
(Dollars in thousands)	2010	2009	2009	2009
Loans past due greater than 90 days and still accruing:
Commercial and commercial real-estate	$1,195	$561	$23,377	$4,677
Home equity	21	—	100	726
Residential real-estate	—	412	1,172	—
Premium finance receivables — commercial	7,479	6,271	11,714	9,722
Premium finance receivables — life insurance	5,450	—	—	—
Indirect consumer	665	461	549	1,076
Consumer and other	20	95	25	281

Total past due greater than 90 days and still accruing	14,830	7,800	36,937	16,482

Non-accrual loans:
Commercial and commercial real-estate	97,720	97,148	166,726	136,306
Home equity	7,730	8,883	6,808	4,250
Residential real-estate	5,460	3,779	4,077	4,959
Premium finance receivables — commercial	14,106	11,878	16,093	12,694
Premium finance receivables — life insurance	73	704	—	—
Indirect consumer	615	995	736	1,084
Consumer and other	426	617	282	91

Total non-accrual	126,130	124,004	194,722	159,384

Total non-performing loans:
Commercial and commercial real-estate	98,915	97,709	190,103	140,983
Home equity	7,751	8,883	6,908	4,976
Residential real-estate	5,460	4,191	5,249	4,959
Premium finance receivables — commercial	21,585	18,149	27,807	22,416
Premium finance receivables — life insurance	5,523	704	—	—
Indirect consumer	1,280	1,456	1,285	2,160
Consumer and other	446	712	307	372

Total non-performing	$140,960	$131,804	$231,659	$175,866

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial and commercial real-estate	1.95%	1.94%	3.77%	2.86%
Home equity	0.84	0.95	0.74	0.54
Residential real-estate	1.69	1.37	1.87	1.77
Premium finance receivables — commercial	1.64	2.49	3.70	1.74
Premium finance receivables — life insurance	0.45	0.06	—	—
Indirect consumer	1.54	1.48	1.11	1.40
Consumer and other	0.42	0.65	0.26	0.28

Total loans, net of unearned income	1.55%	1.57%	2.80%	2.24%

Allowance for loan losses as a percentage total-nonperforming loans	72.64%	74.56%	41.05%	42.22%

Non-performing Commercial and Commercial Real-Estate
The commercial and commercial real estate non-performing loan category totaled $98.9 million as of March 31, 2010 compared to $97.7 million as of December 31, 2009 and $141.0 million as of March 31, 2009.
Management is pursuing the resolution of all credits in this category. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.

Non-performing Residential Real Estate and Home Equity
The non-performing residential real estate and home equity loans totaled $13.2 million as of March 31, 2010. The balance increased $137,000 from December 31, 2009 and increased $3.3 million from March 31, 2009. The March 31, 2010 non-performing balance is comprised of $5.5 million of residential real estate (21 individual credits) and $7.8 million of home equity loans (18 individual credits). On average, this is approximately three non-performing residential real estate loans and home equity loans per chartered bank within the Company. The Company believes control and collection of these loans is very manageable. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
Non-performing Commercial Premium Finance Receivables
The table below presents the level of non-performing property and casualty premium finance receivables as of March 31, 2010 and 2009, and the amount of net charge-offs for the quarters then ended.

	March 31,	March 31,
(Dollars in thousands)	2010	2009
Non-performing premium finance receivables — commercial	$21,585	$22,416
- as a percent of premium finance receivables — commercial outstanding	1.64%	1.74%

Net charge-offs of premium finance receivables — commercial	$1,704	$1,210
- annualized as a percent of average premium finance receivables — commercial	0.54%	0.37%
Fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. The Company’s underwriting standards, regardless of the condition of the economy, have remained consistent. We anticipate that net charge-offs and non-performing asset levels in the near term will continue to be at levels that are within acceptable operating ranges for this category of loans. Management is comfortable with administering the collections at this level of non-performing property and casualty premium finance receivables and believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.
Non-performing Indirect Consumer Loans
Total non-performing indirect consumer loans were $1.3 million at March 31, 2010, compared to $1.5 million at December 31, 2009 and $2.2 million at March 31, 2009. The ratio of these non-performing loans to total indirect consumer loans was 1.54% at March 31, 2010 compared to 1.48% at December 31, 2009 and 1.40% at March 31, 2009. As noted in the Allowance for Credit Losses table, net charge-offs as a percent of total indirect consumer loans were 1.00% for the quarter ended March 31, 2010 compared to 0.81% in the same period in 2009. The indirect consumer loan portfolio has decreased 46% since March 31, 2009 to a balance of $83.1 million at March 31, 2010.
At the beginning of the third quarter of 2008, the Company ceased the origination of indirect automobile loans. This niche business served the Company well over the past 12 years in helping de novo banks quickly, and profitably, grow into their physical structures. Competitive pricing pressures significantly reduced the long-term potential profitably of this niche business. Given the current economic environment and the retirement of the founder of this niche business, exiting the origination of this business was deemed to be in the best interest of the Company. The Company continues to service its existing portfolio during the duration of the credits.

Restructured Loans
Restructured loans represent loans in which economic concessions have been granted to borrowers to better align the terms of the loan with their current ability to pay. At March 31, 2010, $69.4 million in loans have modified terms with $65.3 million of these modified loans in accruing status. These actions helped financially distressed borrowers maintain their homes or businesses and kept these loans in an accruing status for the Company.
Other Real Estate Owned
The table below presents a summary of OREO as of March 31, 2010 and shows the changes in the balance from December 31, 2009 for each property type:

			Residential
	Residential		Real Estate		Commercial		Total
	Real Estate		Development		Real Estate		Balance
(Dollars in thousands)	$	R	$	R	$	R	$	R
Balance at December 31, 2009	$5,889	6	$41,992	18	$32,282	26	$80,163	50
Transfers in at fair value less estimated costs to sell	4,081	12	420	2	15,651	18	20,152	32
Fair value adjustments	—	—	—	—	(312)	—	(312)	—
Resolved	(494)	(2)	(8,020)	(3)	(2,480)	(2)	(10,994)	(7)

Balance at March 31, 2010	$9,476	16	$34,392	17	$45,141	42	$89,009	75

Balance at March 31, 2009							$41,517	25

$ — balance
R — number of relationships

WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Bloomingdale, Buffalo Grove, Cary, Chicago, Clarendon Hills, Deerfield, Downers Grove, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Island Lake, Lake Bluff, Lake Villa, Lincoln Park, Lindenhurst, McHenry, Mokena, Mundelein, Naperville, North Chicago, Northfield, Palatine, Prospect Heights, Ravinia, Riverside, Roselle, Sauganash, Skokie, Spring Grove, Vernon Hills, Wauconda, Western Springs, Willowbrook and Winnetka, and in Delafield, Elm Grove, Madison and Wales, Wisconsin.
Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest insurance premium finance companies operating in the United States, serves commercial and life insurance loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Wintrust Mortgage Corporation (formerly known as WestAmerica Mortgage Company) engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts. Advanced Investment Partners, LLC is an investment management firm specializing in the active management of domestic equity investment strategies. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “point,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2009 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:
•	negative economic conditions that adversely affect the economy, housing prices, the job market and other factors that may affect the Company’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;

•	the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;

•	estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;

•	changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;

•	a decrease in the Company’s regulatory capital ratios, including as a result of further declines in the value of its loan portfolios, or otherwise;

•	effects resulting from the Company’s participation in the Capital Purchase Program, including restrictions on dividends and executive compensation practices, as well as any future restrictions that may become applicable to the Company;

•	legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies;

•	increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;

•	competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services);

•	delinquencies or fraud with respect to the Company’s premium finance business;

•	the Company’s ability to comply with covenants under its securitization facility and credit facility;

•	credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;

•	any negative perception of the Company’s reputation or financial strength;

•	the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;

the ability of the Company to attract and retain senior management experienced in the banking and financial services industries;

•	failure to identify and complete favorable acquisitions in the future, or unexpected difficulties or developments related to the integration of recent acquisitions, including with respect to any FDIC-assisted acquisitions;

•	unexpected difficulties or unanticipated developments related to the Company’s strategy of de novo bank formations and openings, which typically require over 13 months of operations before becoming profitable due to the impact of organizational and overhead expenses, the startup phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets;

•	changes in accounting standards, rules and interpretations and the impact on the Corporation’s financial statements;

•	significant litigation involving the Company; and

•	the ability of the Company to receive dividends from its subsidiaries.
Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by or on behalf of Wintrust. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.
CONFERENCE CALL, WEB CAST AND REPLAY
The Company will hold a conference call at 1:00 p.m. (CT) Wednesday, April 28, 2010 regarding first quarter 2010 results. Individuals interested in listening should call (877) 363-1279 and enter Conference ID #69475431. A simultaneous audio-only web cast and replay of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Investor News and Events, Presentations & Conference Calls. The text of the first quarter 2010 earnings press release will be available on the home page of the Company’s web site at (http://www.wintrust.com) and at the Investor News and Events, Press Releases link on its website.
#      #      #

WINTRUST FINANCIAL CORPORATION
Supplemental Financial Information
5 Quarter Trends

WINTRUST FINANCIAL CORPORAION — SUPPLEMENTAL FINANCIAL INFORMATION
Selected Financial Highlights — 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2010	2009	2009	2009	2009
Selected Financial Condition Data (at end of period):
Total assets	$12,839,978	$12,215,620	$12,136,021	$11,359,536	$10,818,941
Total loans	9,070,562	8,411,771	8,275,257	7,595,476	7,841,447
Total deposits	9,724,870	9,917,074	9,847,163	9,191,332	8,625,977
Junior subordinated debentures	249,493	249,493	249,493	249,493	249,502
Total shareholders’ equity	1,364,832	1,138,639	1,106,082	1,065,076	1,063,227

Selected Statements of Income Data:
Net interest income	95,865	86,934	87,663	72,497	64,782
Net revenue (1)	138,472	172,022	238,343	117,949	101,209
Income before taxes	25,490	43,102	54,587	10,041	9,774
Net income	16,017	28,167	31,995	6,549	6,358
Net income per common share — Basic	$0.43	$0.96	$1.14	$0.06	$0.06
Net income per common share — Diluted	$0.41	$0.90	$1.07	$0.06	$0.06

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.38%	3.10%	3.25%	2.91%	2.71%
Non-interest income to average assets	1.37%	2.77%	5.07%	1.65%	1.38%
Non-interest expense to average assets	2.70%	2.94%	3.11%	3.06%	2.91%
Net overhead ratio (3)	1.33%	0.17%	(1.95)%	1.41%	1.53%
Efficiency ratio (2) (4)	60.59%	52.54%	38.69%	72.02%	74.10%
Return on average assets	0.52%	0.92%	1.08%	0.24%	0.24%
Return on average common equity	4.93%	10.97%	13.79%	0.79%	0.71%
Average total assets	$12,590,817	$12,189,096	$11,797,520	$11,037,468	$10,724,966
Average total shareholders’ equity	1,196,191	1,126,594	1,070,095	1,067,395	1,061,654
Average loans to average deposits ratio	94.6%	86.9%	90.5%	92.8%	93.4%

Common Share Data at end of period:
Market price per common share	$37.21	$30.79	$27.96	$16.08	$12.30
Book value per common share	$34.76	$35.27	$34.10	$32.59	$32.64
Common shares outstanding	31,044,449	24,206,819	24,103,068	23,979,804	23,910,983
Other Data at end of period:
Leverage Ratio (5)	10.8%	9.3%	9.3%	9.7%	9.9%
Tier 1 Capital to risk-weighted assets (5)	13.3%	11.2%	10.8%	10.9%	11.2%
Total capital to risk-weighted assets (5)	14.9%	12.7%	12.3%	12.4%	12.6%
Tangible Common Equity ratio (TCE) (9)	6.3%	4.7%	4.5%	4.4%	4.7%
Allowance for credit losses (6)	$106,050	$101,831	$98,225	$86,699	$75,834
Credit discounts on purchased loans (7)	33,990	37,323	36,195	—	—
Total credit-related reserves (8)	140,040	139,154	134,420	86,699	75,834
Non-performing loans	140,960	131,804	231,659	238,219	175,866
Allowance for credit losses to total loans (6)	1.17%	1.21%	1.19%	1.14%	0.97%
Total credit-related reserves to total loans (8)	1.54%	1.65%	1.62%	1.14%	0.97%
Non-performing loans to total loans	1.55%	1.57%	2.80%	3.14%	2.24%
Number of:
Bank subsidiaries	15	15	15	15	15
Non-bank subsidiaries	8	8	8	8	7
Banking offices	78	78	78	79	79

(1)	Net revenue includes net interest income and non-interest income

(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments.

(7)	Represents the credit discounts on purchased life insurance premium finance loans.

(8)	The sum of the allowance for credit losses and credit discounts on purchased life insurance premium finance loans divided by total loans outstanding plus the credit discounts on purchased life insurance premium finance loans.

(9)	Total shareholders equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Condition — 5 Quarter Trends

	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2010	2009	2009	2009	2009

Assets
Cash and due from banks	$106,501	$135,133	$128,898	$122,382	$122,207
Federal funds sold and securities purchased under resale agreements	15,393	23,483	22,863	41,450	98,454
Interest-bearing deposits with other banks	1,222,323	1,025,663	1,168,362	655,759	266,512
Available-for-sale securities, at fair value	1,279,920	1,328,815	1,434,248	1,267,410	1,413,576
Trading account securities	39,938	33,774	29,204	22,973	13,815
Brokerage customer receivables	20,978	20,871	19,441	17,701	15,850
Loans held-for-sale	156,049	275,715	193,255	821,100	218,707
Loans, net of unearned income	9,070,562	8,411,771	8,275,257	7,595,476	7,841,447
Less: Allowance for loan losses	102,397	98,277	95,096	85,113	74,248

Net Loans	8,968,165	8,313,494	8,180,161	7,510,363	7,767,199
Premises and equipment, net	348,182	350,345	352,890	350,447	349,245
Accrued interest receivable and other assets	363,676	416,678	315,806	260,182	263,145
Trade date securities receivable	27,850	—	—	—	—
Goodwill	278,025	278,025	276,525	276,525	276,310
Other intangible assets	12,978	13,624	14,368	13,244	13,921

Total assets	$12,839,978	$12,215,620	$12,136,021	$11,359,536	$10,818,941

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$871,830	$864,306	$841,668	$793,173	$745,194
Interest bearing	8,853,040	9,052,768	9,005,495	8,398,159	7,880,783

Total deposits	9,724,870	9,917,074	9,847,163	9,191,332	8,625,977
Notes payable	1,000	1,000	1,000	1,000	1,000
Federal Home Loan Bank advances	421,775	430,987	433,983	435,980	435,981
Other borrowings	218,079	247,437	252,071	244,286	250,488
Secured borrowings — owed to securitization investors	600,000	—	—	—	—
Subordinated notes	60,000	60,000	65,000	65,000	70,000
Junior subordinated debentures	249,493	249,493	249,493	249,493	249,502
Trade date securities payable	62,017	—	—	—	7,170
Accrued interest payable and other liabilities	137,912	170,990	181,229	107,369	115,596

Total liabilities	11,475,146	11,076,981	11,029,939	10,294,460	9,755,714

Shareholders’ Equity:
Preferred stock	285,642	284,824	284,061	283,518	282,662
Common stock	31,044	27,079	26,965	26,835	26,766
Surplus	677,090	589,939	580,988	577,473	575,166
Treasury stock	—	(122,733)	(122,437)	(122,302)	(122,302)
Retained earnings	373,903	366,152	342,873	317,713	315,855
Accumulated other comprehensive loss	(2,847)	(6,622)	(6,368)	(18,161)	(14,920)

Total shareholders’ equity	1,364,832	1,138,639	1,106,082	1,065,076	1,063,227

Total liabilities and shareholders’ equity	$12,839,978	$12,215,620	$12,136,021	$11,359,536	$10,818,941

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Consolidated Statements of Income (Unaudited) — 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands, except per share data)	2010	2009	2009	2009	2009
Interest income
Interest and fees on loans	$129,542	$122,140	$126,448	$110,302	$106,887
Interest bearing deposits with banks	1,274	1,369	778	767	660
Federal funds sold and securities purchased under resale agreements	49	38	106	66	61
Securities	11,471	13,119	14,106	15,819	14,327
Trading account securities	21	20	7	55	24
Brokerage customer receivables	139	143	132	120	120

Total interest income	142,496	136,829	141,577	127,129	122,079

Interest expense
Interest on deposits	33,212	38,998	42,806	43,502	45,953
Interest on Federal Home Loan Bank advances	4,346	4,510	4,536	4,503	4,453
Interest on notes payable and other borrowings	1,462	1,663	1,779	1,752	1,870
Interest on secured borrowings — owed to securitization investors	2,995	—	—	—	—
Interest on subordinated notes	241	286	333	428	580
Interest on junior subordinated debentures	4,375	4,438	4,460	4,447	4,441

Total interest expense	46,631	49,895	53,914	54,632	57,297

Net interest income	95,865	86,934	87,663	72,497	64,782
Provision for credit losses	29,044	38,603	91,193	23,663	14,473

Net interest income after provision for credit losses	66,821	48,331	(3,530)	48,834	50,309

Non-interest income
Wealth management	8,667	8,047	7,501	6,883	5,926
Mortgage banking	9,727	16,495	13,204	22,596	16,232
Service charges on deposit accounts	3,332	3,437	3,447	3,183	2,970
Gain on sales of commercial premium finance receivables	—	4,429	3,629	196	322
Gains (losses) on available-for-sale securities, net	392	642	(412)	1,540	(2,038)
Gain on bargain purchase	10,894	42,951	113,062	—	—
Trading income	5,973	4,437	6,236	8,274	8,744
Other	3,622	4,650	4,013	2,780	4,271

Total non-interest income	42,607	85,088	150,680	45,452	36,427

Non-interest expense
Salaries and employee benefits	49,072	47,955	48,088	46,015	44,820
Equipment	3,896	4,097	4,069	4,015	3,938
Occupancy, net	6,230	6,124	5,884	5,608	6,190
Data processing	3,407	3,404	3,226	3,216	3,136
Advertising and marketing	1,314	1,366	1,488	1,420	1,095
Professional fees	3,107	3,556	4,089	2,871	2,883
Amortization of other intangible assets	645	744	677	676	687
FDIC insurance	3,809	4,731	4,334	9,121	3,013
OREO expenses, net	1,337	5,293	10,243	1,072	2,356
Other	11,121	13,047	10,465	10,231	8,844

Total non-interest expense	83,938	90,317	92,563	84,245	76,962

Income before taxes	25,490	43,102	54,587	10,041	9,774
Income tax expense	9,473	14,935	22,592	3,492	3,416

Net income	$16,017	$28,167	$31,995	$6,549	$6,358

Preferred stock dividends and discount accretion	$4,943	$4,888	$4,668	$5,000	$5,000

Net income applicable to common shares	$11,074	$23,279	$27,327	$1,549	$1,358

Net income per common share — Basic	$0.43	$0.96	$1.14	$0.06	$0.06

Net income per common share — Diluted	$0.41	$0.90	$1.07	$0.06	$0.06

Cash dividends declared per common share	$0.09	$—	$0.09	$—	$0.18

Weighted average common shares outstanding	25,942	24,166	24,052	23,964	23,855
Dilutive potential common shares	1,139	2,845	2,493	300	221

Average common shares and dilutive common shares	27,081	27,011	26,545	24,264	24,076

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Period End Loan Balances — 5 Quarter Trends

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2010	2009	2009	2009	2009
Balance:
Commercial and commercial real-estate	$5,083,052	$5,039,906	$5,035,859	$5,083,917	$4,933,355
Home equity	924,993	930,482	928,548	912,399	920,412
Residential real-estate	322,984	306,296	281,151	279,345	280,808
Premium finance receivables — commercial (2)	1,317,822	730,144	752,032	888,115	1,287,261
Premium finance receivables — life insurance	1,233,573	1,197,893	1,045,653	182,399	130,895
Indirect consumer (1)	83,136	98,134	115,528	133,808	154,257
Consumer and other	105,002	108,916	116,486	115,493	134,459

Total loans, net of unearned income	$9,070,562	$8,411,771	$8,275,257	$7,595,476	$7,841,447

Mix:
Commercial and commercial real-estate	56%	60%	61%	67%	63%
Home equity	10	11	11	12	12
Residential real-estate	4	4	4	3	4
Premium finance receivables — commercial (2)	14	9	9	12	16
Premium finance receivables — life insurance	14	14	13	2	2
Indirect consumer (1)	1	1	1	2	2
Consumer and other	1	1	1	2	1

Total loans, net of unearned income	100%	100%	100%	100%	100%

(1)	Includes autos, boats, snowmobiles and other indirect consumer loans.

(2)	Excludes $520 million of property and casualty premium finance receivables reclassified to held-for-sale in the second quarter of 2009.
WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Period End Loan Balances — 5 Quarter Trends

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2010	2009	2009	2009	2009
Balance:
Non-interest bearing	$871,830	$864,306	$841,668	$793,173	$745,194
NOW	1,448,857	1,415,856	1,245,689	1,072,255	1,064,663
Wealth Management deposits (1)	690,919	971,113	935,740	919,968	833,291
Money Market	1,586,830	1,534,632	1,468,228	1,379,164	1,313,157
Savings	558,770	561,916	513,239	461,377	406,376
Time certificates of deposit	4,567,664	4,569,251	4,842,599	4,565,395	4,263,296

Total deposits	$9,724,870	$9,917,074	$9,847,163	$9,191,332	$8,625,977

Mix:
Non-interest bearing	9%	9%	9%	9%	9%
NOW	15	14	13	11	12
Wealth Management deposits (1)	7	10	9	10	10
Money Market	16	15	15	15	15
Savings	6	6	5	5	5
Time certificates of deposit	47	46	49	50	49

Total deposits	100%	100%	100%	100%	100%

(1)	Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of Wayne Hummer Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income) — 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31
(Dollars in thousands)	2010	2009	2009	2009	2009
Net interest income	$96,311	$87,448	$88,178	$73,067	$65,402
Call option income	289	—	—	—	1,998

Net interest income including call option income	$96,600	$87,448	$88,178	$73,067	$67,400

Yield on earning assets	5.01%	4.87%	5.24%	5.08%	5.08%
Rate on interest-bearing liabilities	1.82	1.98	2.18	2.41	2.64

Rate spread	3.19%	2.89%	3.06%	2.67%	2.44%
Net free funds contribution	0.19	0.21	0.19	0.24	0.27

Net interest margin	3.38	3.10	3.25	2.91	2.71

Call option income	0.01	—	—	—	0.08

Net interest margin including call option income	3.39%	3.10%	3.25%	2.91%	2.79%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin (Including Call Option Income) — YTD Trends

	Three Months
	Ended	Years Ended
	March 31,	December 31,
(Dollars in thousands)	2010	2009	2008	2007	2006
Net interest income	$96,311	$314,096	$247,054	$264,777	$250,507
Call option income	289	1,998	29,024	2,628	3,157

Net interest income including call option income	$96,600	$316,094	$276,078	$267,405	$253,664

Yield on earning assets	5.01%	5.07%	5.88%	7.21%	6.91%
Rate on interest-bearing liabilities	1.82	2.29	3.31	4.39	4.11

Rate spread	3.19%	2.78%	2.57%	2.82%	2.80%
Net free funds contribution	0.19	0.23	0.24	0.29	0.30

Net interest margin	3.38	3.01	2.81	3.11	3.10

Call option income	0.01	0.02	0.33	0.03	0.04

Net interest margin including call option income	3.39%	3.03%	3.14%	3.14%	3.14%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Quarterly Average Balances — 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2010	2009	2009	2009	2009
Liquidity management assets	$2,384,122	$2,569,584	$2,078,330	$1,851,179	$1,839,161
Other earning assets	26,269	26,167	24,874	22,694	22,128
Loans, net of unearned income	9,150,078	8,604,006	8,665,281	8,212,572	7,924,849

Total earning assets	$11,560,469	$11,199,757	$10,768,485	$10,086,445	$9,786,138

Allowance for loan losses	(107,257)	(97,269)	(85,300)	(72,990)	(72,044)
Cash and due from banks	113,514	124,219	109,645	118,402	107,550
Other assets	1,024,091	962,389	1,004,690	905,611	903,322

Total assets	$12,590,817	$12,189,096	$11,797,520	$11,037,468	$10,724,966

Interest-bearing deposits	$8,818,012	$9,016,863	$8,799,578	$8,097,096	$7,747,879
Federal Home Loan Bank advances	429,195	432,028	434,134	435,983	435,982
Notes payable and other borrowings	225,919	234,754	245,352	249,123	301,894
Secured borrowings — owed to securitization investors	600,000	—	—	—	—
Subordinated notes	60,000	63,261	65,000	66,648	70,000
Junior subordinated notes	249,493	249,493	249,493	249,494	249,506

Total interest-bearing liabilities	$10,382,619	$9,996,399	$9,793,557	$9,098,344	$8,805,261

Non-interest bearing liabilities	858,875	886,988	775,202	754,479	733,911
Other liabilities	153,132	179,115	158,666	117,250	124,140
Equity	1,196,191	1,126,594	1,070,095	1,067,395	1,061,654

Total liabilities and shareholders’ equity	$12,590,817	$12,189,096	$11,797,520	$11,037,468	$10,724,966

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Net Interest Margin — 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2010	2009	2009	2009	2009
Yield earned on:
Liquidity management assets	2.24%	2.31%	2.94%	3.71%	3.42%
Other earning assets	2.53	2.59	2.36	3.27	2.85
Loans, net of unearned income	5.75	5.64	5.79	5.39	5.48

	5.01%	4.87%	5.24%	5.08%	5.08%

Rate paid on:
Interest-bearing deposits	1.53%	1.72%	1.93%	2.15%	2.41%
Federal Home Loan Bank advances	4.11	4.14	4.14	4.14	4.14
Notes payable and other borrowings	2.63	2.81	2.88	2.82	2.51
Secured borrowings — owed to securitization investors	2.02	—	—	—	—
Subordinated notes	1.60	1.77	2.01	2.54	3.31
Junior subordinated notes	7.01	6.96	6.99	7.05	7.12

	1.82%	1.98%	2.18%	2.41%	2.64%

Interest rate spread	3.19%	2.89%	3.06%	2.67%	2.44%
Net free funds/contribution	0.19%	0.21%	0.19%	0.24%	0.27%

Net interest income/Net interest margin	3.38%	3.10%	3.25%	2.91%	2.71%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Income — 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2010	2009	2009	2009	2009
Brokerage	$5,554	$5,034	$4,593	$4,280	$3,819
Trust and asset management	3,113	3,013	2,908	2,603	2,107

Total wealth management	8,667	8,047	7,501	6,883	5,926

Mortgage banking	9,727	16,495	13,204	22,596	16,232
Service charges on deposit accounts	3,332	3,437	3,447	3,183	2,970
Gains on sales of premium finance receivables	—	4,429	3,629	196	322
Gains (losses) on available-for-sale securities	392	642	(412)	1,540	(2,038)
Gain on bargain purchase	10,894	42,951	113,062	—	—
Trading income	5,973	4,437	6,236	8,274	8,744
Other:
Fees from covered call options	289	—	—	—	1,998
Bank Owned Life Insurance	623	642	552	565	286
Administrative services	582	511	527	454	482
Miscellaneous	2,128	3,497	2,934	1,761	1,505

Total other income	3,622	4,650	4,013	2,780	4,271

Total Non-Interest Income	$42,607	$85,088	$150,680	$45,452	$36,427

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Interest Expense — 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2010	2009	2009	2009	2009
Salaries and employee benefits	$49,072	$47,955	$48,088	$46,015	$44,820
Equipment	3,896	4,097	4,069	4,015	3,938
Occupancy, net	6,230	6,124	5,884	5,608	6,190
Data processing	3,407	3,404	3,226	3,216	3,136
Advertising and marketing	1,314	1,366	1,488	1,420	1,095
Professional fees	3,107	3,556	4,089	2,871	2,883
Amortization of other intangibles	645	744	677	676	687
FDIC insurance	3,809	4,731	4,334	9,121	3,013
OREO expenses, net	1,337	5,293	10,243	1,072	2,356
Other:
Commissions - 3rd party brokers	962	757	843	791	704
Postage	1,110	1,367	1,139	1,146	1,180
Stationery and supplies	732	859	769	793	768
Miscellaneous	8,317	10,064	7,714	7,501	6,192

Total other expense	11,121	13,047	10,465	10,231	8,844

Total Non-Interest Expense	$83,938	$90,317	$92,563	$84,245	$76,962

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Allowance for Credit Losses — 5 Quarter Trends

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2010	2009	2009	2009	2009
Allowance for loan losses at beginning of period	$98,277	$95,096	$85,113	$74,248	$69,767
Provision for credit losses	29,044	38,603	91,193	23,663	14,473
Other adjustments	1,943	—	—	—	—
Reclassification to allowance for unfunded lending-related commitments	(99)	(494)	(1,543)	—	—

Charge-offs:
Commercial and commercial real estate	24,919	31,788	74,613	9,846	7,890
Home equity	281	1,572	1,727	795	511
Residential real estate	406	385	422	108	152
Premium finance receivables — commercial	1,933	2,532	2,478	1,792	1,351
Premium finance receivables — life insurance	—	—	—	—	—
Indirect consumer	274	427	588	473	361
Consumer and other	179	148	244	130	121

Total charge-offs	27,992	36,852	80,072	13,144	10,386

Recoveries:
Commercial and commercial real estate	885	789	139	107	208
Home equity	8	812	1	1	1
Residential real estate	5	—	—	—	—
Premium finance receivables — commercial	229	194	161	155	141
Premium finance receivables — life insurance	—	—	—	—	—
Indirect consumer	50	44	62	44	29
Consumer and other	47	85	42	39	15

Total recoveries	1,224	1,924	405	346	394

Net charge-offs	(26,768)	(34,928)	(79,667)	(12,798)	(9,992)

Allowance for loan losses at period end	$102,397	$98,277	$95,096	$85,113	$74,248

Allowance for unfunded lending-related commitments at period end	$3,653	$3,554	$3,129	$1,586	$1,586

Allowance for credit losses at period end	$106,050	$101,831	$98,225	$86,699	$75,834

Credit-related discounts on purchased loans	33,990	37,323	36,195	—	—

Total credit reserves	$140,040	$139,154	$134,420	$86,699	$75,834

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial and commercial real estate	1.94%	2.42%	5.83%	0.78%	0.65%
Home equity	0.12	0.32	0.75	0.35	0.23
Residential real estate	0.32	0.28	0.33	0.09	0.14
Premium finance receivables — commercial	0.54	1.38	0.74	0.48	0.37
Premium finance receivables — life insurance	—	—	—	—	—
Indirect consumer	1.00	1.43	1.67	1.20	0.81
Consumer and other	0.48	0.22	0.71	0.25	0.27

Total loans, net of unearned income	1.19%	1.61%	3.65%	0.63%	0.51%

Net charge-offs as a percentage of the provision for credit losses	92.48%	90.48%	87.36%	54.08%	69.04%

Loans at period-end	$9,070,562	$8,411,771	$8,275,257	$7,595,476	$7,841,447
Allowance for loan losses as a percentage of loans at period-end	1.13%	1.17%	1.15%	1.12%	0.95%
Allowance for credit losses as a percentage of loans at period-end	1.17%	1.21%	1.19%	1.14%	0.97%
Total credit reserves as a percentage of loans (net of discounts) at period-end	1.54%	1.65%	1.62%	1.14%	0.97%

WINTRUST FINANCIAL CORPORATION — SUPPLEMENTAL FINANCIAL INFORMATION
Non-Performing Loans — 5 Quarter Trends

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2010	2009	2009	2009	2009
Loans past due greater than 90 days and still accruing:
Commercial and commercial real-estate	$1,195	$561	$23,377	$7,519	$4,677
Home equity	21	—	100	—	726
Residential real-estate	—	412	1,172	1,447	—
Premium finance receivables — commercial	7,479	6,271	11,714	14,301	9,722
Premium finance receivables — life insurance	5,450	—	—	—	—
Indirect consumer	665	461	549	695	1,076
Consumer and other	20	95	25	341	281

Total past due greater than 90 days and still accruing	14,830	7,800	36,937	24,303	16,482

Non-accrual loans:		`
Commercial and commercial real-estate	97,720	97,148	166,726	184,722	136,306
Home equity	7,730	8,883	6,808	7,133	4,250
Residential real-estate	5,460	3,779	4,077	4,792	4,959
Premium finance receivables — commercial	14,106	11,878	16,093	15,806	12,694
Premium finance receivables — life insurance	73	704	—	—	—
Indirect consumer	615	995	736	1,225	1,084
Consumer and other	426	617	282	238	91

Total non-accrual	126,130	124,004	194,722	213,916	159,384

Total non-performing loans:
Commercial and commercial real-estate	98,915	97,709	190,103	192,241	140,983
Home equity	7,751	8,883	6,908	7,133	4,976
Residential real-estate	5,460	4,191	5,249	6,239	4,959
Premium finance receivables — commercial	21,585	18,149	27,807	30,107	22,416
Premium finance receivables — life insurance	5,523	704	—	—	—
Indirect consumer	1,280	1,456	1,285	1,920	2,160
Consumer and other	446	712	307	579	372

Total non-performing	$140,960	$131,804	$231,659	$238,219	$175,866

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial and commercial real-estate	1.95%	1.94%	3.77%	3.78%	2.86%
Home equity	0.84	0.95	0.74	0.78	0.54
Residential real-estate	1.69	1.37	1.87	2.23	1.77
Premium finance receivables — commercial	1.64	2.49	3.70	3.39	1.74
Premium finance receivables — life insurance	0.45	0.06	—	—	—
Indirect consumer	1.54	1.48	1.11	1.44	1.40
Consumer and other	0.42	0.65	0.26	0.50	0.28

Total loans, net of unearned income	1.55%	1.57%	2.80%	3.14%	2.24%

Allowance for loan losses as a percentage total-nonperforming loans	72.64%	74.56%	41.05%	35.73%	42.22%